ATLAS ASSETS, INC.
DECEMBER 31, 2002
EXHIBIT TO N-SAR ITEM 77.A) C

Matters submitted to a vote of security
holders

Series 11, Atlas Balanced Fund

	A Special Meeting of Shareholders
of the Atlas Balanced Fund was held on
August 30, 2002, to vote on a proposal
for a new investment sub-advisory
agreement between the Atlas Advisers,
Inc. (as investment adviser to the Atlas
Balanced Fund) and Madison Investment
Advisors, Inc. (as investment sub-adviser to the Atlas Balanced Fund). On the record date for the Proxy, June 20, 2002, there were 3,092,411 outstanding fund shares. Shareholders approved the proposal according to the following vote tally:
For the proposal 1,588,572 shares
Against the proposal 14,477 shares
Abstained from voting 43,580 shares



Series 12, Atlas Strategic Growth Fund

	A Special Meeting of Shareholders
of the Atlas Strategic Growth Fund was
held on August 30, 2002, to vote on a
proposal for a new investment sub-
advisory agreement between the Atlas
Advisers, Inc. (as investment adviser to the Atlas Strategic Growth Fund) and
Madison Investment Advisors, Inc. (as
investment sub-adviser to the Atlas
Strategic Growth Fund).  On the record
date for the Proxy, June 20, 2002, there were 7,228,168 outstanding fund shares.
Shareholders approved the proposal
according to the following vote tally:
For the proposal 3,853,179 shares
Against the proposal 47,357 shares
Abstained from voting 80,198 shares